UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

NEWMARKET CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NEWMARKET CORPORATION

330 South Fourth Street

Richmond, Virginia 23219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of NewMarket Corporation will be held in the Virginia Historical Society building, 428 N. Boulevard, Richmond, Virginia, on Thursday, April 26, 2012, at 10:00 a.m., Eastern Daylight Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect a board of directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers;

4.	To approve an amendment to NewMarket’s Articles of Incorporation to remove the requirement of plurality voting for directors; and

5.	To transact such other business as may properly come before the meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting is February 27, 2012. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Your vote is very important to us. Regardless of whether you expect to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the Internet, as described in the Notice of Internet Availability of Proxy Materials. If you are present at the meeting and hold shares in your name, you may vote in person even if you have previously submitted your proxy by mail, by telephone or over the Internet. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting, you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

By Order of the Board of Directors

M. RUDOLPH WEST, Secretary

March 13, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2012

The company’s Proxy Statement for the 2012 Annual Meeting of Shareholders and the company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at www.edocumentview.com/NEU.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

NEWMARKET CORPORATION

Approximate date of mailing — March 13, 2012

Date, Time and Place of Annual Meeting

The annual meeting of shareholders of NewMarket Corporation is scheduled to be held as follows:

Date:	Thursday, April 26, 2012

Time:	10:00 a.m., Eastern Daylight Time

Place:	Virginia Historical Society
428 N. Boulevard
Richmond, Virginia 23221

Proposals to be Considered at the Annual Meeting

At the annual meeting, you will be asked to consider and vote on the following proposals:

•	to elect seven directors;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	to consider and act on an advisory vote regarding the approval of the compensation paid to certain executive officers (say-on-pay);

•	to approve an amendment to NewMarket’s Articles of Incorporation; and

•	to transact such other business as may properly come before the annual meeting.

In the event that a quorum is not present at the annual meeting, you may also be asked to vote upon a proposal to adjourn or postpone the annual meeting to solicit additional proxies.

Record Date

Our Board of Directors has fixed the close of business on February 27, 2012 as the record date for the annual meeting and only holders of record of NewMarket common stock on the record date are entitled to vote at the annual meeting. On the record date, there were outstanding 13,404,831 shares of NewMarket common stock.

Voting Rights and Quorum

Each share of NewMarket common stock is entitled to one vote. The presence in person or representation by proxy of holders of a majority of the shares of NewMarket common stock issued and outstanding as of the close of business on February 27, 2012 will constitute a quorum at the annual meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

•

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of NewMarket common stock voted in the election of directors. Withheld votes and broker non-votes will have no effect in the election of nominees for directors.

•

The appointment of PricewaterhouseCoopers LLP will be ratified if the votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions and broker non-votes will have no effect on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

•

The say-on-pay advisory resolution approving the compensation paid to certain executives will be adopted if the votes cast in favor of adoption exceed the number of votes cast against adoption. Abstentions and broker non-votes will have no effect on the say-on-pay advisory proposal.

•

The approval of the amendment to NewMarket’s Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the meeting. Abstentions and broker non-votes will have the effect of voting against the proposal.

If you hold your shares of NewMarket common stock in street name through a brokerage account, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting in the absence of your voting instructions. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” We believe that the ratification of the appointment of our independent registered public accounting firm is a routine matter on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. We believe that the election of directors, the say-on-pay advisory vote and the vote to approve the amendment to the Articles of Incorporation are not routine matters. When a matter is not routine and brokers have not received voting instructions from their clients, brokers cannot vote the shares on that matter. This is commonly referred to as a broker non-vote. Broker non-votes will have no effect on the election of director nominees, the ratification of the appointment of PricewaterhouseCoopers LLP, and the say-on-pay advisory vote. However, broker non-votes will have the effect of a vote against the proposal to amend NewMarket’s Articles of Incorporation.

Voting and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, you should vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials (the Notice). Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 16, 2012 by following the instructions provided in the Notice. You can also vote in person at the meeting. The Notice and identification will be required to vote in person at the meeting.

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” all director nominees, “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “FOR” the advisory resolution approving the compensation paid to certain executive officers, “FOR” the amendment to our Articles of Incorporation, and in the discretion of the proxy holders on any other matters that properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the annual meeting, including adjournments or postponements to permit further solicitations of proxies.

Until exercised at the annual meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to NewMarket at its principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary;

•	by changing your vote or revoking your proxy by telephone or over the Internet;

•	if you hold shares in your name, by attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions; or

•

if you hold shares in street name with your broker or by a nominee, by obtaining a legal proxy from the institution that holds your shares, attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you decide to vote by completing, signing, dating and returning a proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet.

Solicitation of Proxies

The accompanying proxy is being solicited by our Board of Directors, and we will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of NewMarket common stock held of record by those persons, and we may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services. We have engaged Alliance Advisors LLC, a proxy solicitation firm, to assist in the solicitation of proxies. We will pay that firm $5,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify Alliance Advisors LLC against any losses arising out of that firm’s proxy soliciting services on our behalf.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has recommended to our Board of Directors, and our Board of Directors has approved, the persons named below as nominees for election to our Board of Directors. Each of the nominees presently serves as a director. Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as our Board of Directors may designate). Our Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

Phyllis L. Cothran; age 65; director since 1995; retired, having previously served as President and Chief Operating Officer of Trigon Healthcare, Inc., formerly Blue Cross and Blue Shield of Virginia (health insurance company), where before being President she held positions of increasing responsibility including Chief Financial Officer. Ms. Cothran previously served on the board of directors of Tredegar Corporation from 1993 through 2005. Ms. Cothran brings to the Board of Directors business leadership, corporate strategy and financial expertise.

Mark M. Gambill; age 61; director since 2009; co-founder, Managing Director and Chairman of Cary Street Partners (financial advisory and wealth management firm), having previously worked for Wheat First Securities from 1972, including serving as chairman of the underwriting committee, until it was sold to First Union Corporation (now Wells Fargo & Company) in 1998. Other directorships: Speedway Motorsports, Inc. and Triangle Capital Corporation. Mr. Gambill brings to the Board of Directors over thirty-five years of involvement in the capital markets. Mr. Gambill also adds to the Board of Directors his entrepreneurial and financial expertise as well as his board and board committee experiences as a director of other public companies.

Bruce C. Gottwald; age 78; director since 1962; Chairman of the Board and Chairman of the Executive Committee since June 1, 2001, having previously served as Chief Executive Officer and Chairman of the Board of Ethyl Corporation. From 1998 through 2004, Mr. Gottwald served as an independent director of CSX Corporation. As the former Chief Executive Officer of Ethyl Corporation, Mr. Bruce Gottwald contributes to the Board of Directors key operational and leadership experience with the company and extensive knowledge of the chemical industry and history of the company. His background and experience enable him to add institutional and industry insight to Board discussions.

Thomas E. Gottwald; age 51; director since 1994; President and Chief Executive Officer of NewMarket since March 3, 2004, having previously served as President and Chief Executive Officer of Ethyl Corporation from June 1, 2001 through June 30, 2004 and President and Chief Operating Officer of Ethyl prior thereto. As President and Chief Executive Officer of the company, Mr. Thomas Gottwald brings to the Board of Directors knowledge of the company’s operations and history as well as expertise regarding the industry as a whole.

Patrick D. Hanley; age 67; director since 2004; non-executive Chairman of Gallium Technologies, LLC (software start up specializing in accounts receivable software), having previously served as Senior Vice President-Finance and Accounting of UPS Ground Freight, Inc., formerly Overnite Corporation (truckload and less-than-truckload carrier and wholly owned subsidiary of United Parcel Service, Inc.), also having previously served as Director, Senior Vice President and Chief Financial Officer of Overnite Corporation. Other directorship: Xenith Bankshares, Inc. Mr. Hanley brings to the Board of Directors insight and knowledge into the management of public companies as well as accounting, finance and Securities and Exchange Commission reporting experience.

James E. Rogers; age 66; director since 2003; retired, having previously served as President of SCI Investors Inc. (private equity investment firm) until January 1, 2011. Other directorship: Owens & Minor, Inc. Mr. Rogers brings to the Board of Directors leadership experience and expertise regarding the management of public companies due to his ongoing board and board committee experience, such as his current role as an independent director of Owens & Minor, and his previous membership on the boards of Caraustar Industries, Inc., Wellman, Inc. and Cadmus Communications, Inc.

Charles B. Walker; age 73; director since 1989; retired, having previously served as Vice Chairman of the Board of Albemarle Corporation (specialty chemicals company) from June 14, 2002 through January 31, 2003 and Vice Chairman of the Board and Chief Financial Officer of Albemarle Corporation prior thereto. Mr. Walker brings to the Board of Directors his familiarity with issues facing the specialty chemical industry and his expertise in accounting and finance.

Our Board of Directors recommends that you vote “FOR” all of the nominees listed above.

Board of Directors

Our company is managed under the direction of our Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance.

Independence of Directors

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has affirmatively determined that each of the following directors is “independent” under the general listing standards of the New York Stock Exchange, the exchange on which shares of NewMarket common stock are listed, and our Corporate Governance Guidelines: Messrs. Gambill, Hanley, Rogers and Walker, and Ms. Cothran. Our Board has adopted categorical standards, as part of our Corporate Governance Guidelines, to assist it in making determinations of independence. Each of the directors identified as independent in this proxy statement meets these standards. A copy of these standards is attached as Annex A to this proxy statement.

Board Meetings

Our Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting our company and to act on matters requiring board approval, and may hold special meetings between scheduled meetings when appropriate. During 2011, our Board held six meetings. During 2011, each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of all committees of our Board on which the director then served and (2) the total number of meetings of our Board of Directors.

Meetings of Non-Management Directors; Presiding Director

Our Corporate Governance Guidelines require that the non-management members of our Board of Directors meet in executive session at each regularly scheduled board meeting. Our Board of Directors has determined that an independent presiding director should chair all meetings of non-management directors, as provided in our Corporate Governance Guidelines. The presiding director position will rotate among the chairs of each of the independent board committees in the following order: Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. During those meetings, the presiding director has the responsibilities to lead the meeting, set the agenda and determine the information to be provided to the other non-management directors at the meeting. Shareholders and other interested persons may contact any of the non-management directors through the method described in “—Communications with Our Board” below. Our Corporate Governance Guidelines also require that the independent members of our Board of Directors meet in executive session at each regularly scheduled board meeting.

Director Attendance at Annual Meeting

Our policy is that directors attend the annual meeting of shareholders each year. All directors, who were directors on the date of last year’s annual meeting of shareholders, attended last year’s annual meeting of shareholders.

Communications with Our Board

Our Board of Directors unanimously has approved a process for shareholders to send communications to the Board and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of our Board, the non-management directors or a specified individual member of our Board in writing by mail c/o NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chief Legal Officer. All communications will be forwarded to our Board of Directors, the specified committee of our Board or the specified individual director, as appropriate. We screen all regular mail for security purposes.

Board Leadership Structure

Our Chairman of the Board, Bruce Gottwald, retired as the Chief Executive Officer of Ethyl Corporation (NewMarket’s predecessor) in June 2001, and has since served as non-executive Chairman of the Board. As a former Chief Executive Officer of the company, Mr. Gottwald brings to the chairmanship extensive experience in the industry generally and the company’s business in particular. The Board of Directors believes this background enhances the role of Chairman of the Board in the development of long-term strategic plans and oversight of senior management in the implementation of those plans. Our Corporate Governance Guidelines provide that independent directors will meet in executive session without management present at the time of each regular Board meeting and additionally as deemed appropriate or necessary. Because Mr. Gottwald is not independent under NYSE standards, the chair at these executive sessions rotates among the chairman of the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. The Board of Directors believes our current structure allows multiple directors to exercise important leadership roles, and also provides for focused engagement by the Board committees and their chairs in their respective areas of responsibility. This structure helps facilitate clear and open communications between the Board of Directors and senior management, while providing for active oversight by independent directors. For the above reasons, the Board of Directors believes the current leadership structure is appropriate for the company.

Board’s Role in Risk Oversight

The company’s management team is primarily responsible for the day-to-day assessment and management of the company’s risk exposure. The Board of Directors provides oversight in connection with these efforts, with a particular focus on the most significant risks facing the company. The Board of Directors believes that full and open communication between the management team and the Board of Directors is essential for both effective risk management and for meaningful oversight. To this end, the Board of Directors regularly meets with our Chief Executive Officer and the other members of our senior management team to discuss strategies, key challenges, and risks and opportunities for the company. Management periodically presents to the Board of Directors strategic overviews of the company’s most significant issues, including risks affecting the company.

In order to help facilitate its risk oversight responsibilities, the Board of Directors utilizes each of its committees to oversee specific areas of risk that are appropriately related to the committee’s areas of responsibility. The Audit Committee assists the Board of Directors in discharging its oversight responsibilities in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management, the internal audit group and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposure. The Compensation Committee assists the Board of Directors in discharging its oversight responsibilities regarding the risks related to the attraction and retention of personnel as well as the risks associated with the design of compensation programs and arrangements applicable to both executive officers and to all employees. The Nominating and Corporate Governance Committee monitors and evaluates the implementation of our Corporate Governance Guidelines. While the Board committees are responsible for initially monitoring certain risks, the entire Board of Directors is kept informed of the significant risks facing the company through management and committee reports about such risks and the steps being taken to mitigate these risks.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee oversees management’s evaluation of whether the company’s employee compensation policies and practices pose any risks that are reasonably likely to have a material adverse effect on the company. In conducting this evaluation, management reviews the company’s overall compensation structure, taking into account the overall mix of compensation and the overall business risk. Management undertakes such a review periodically and reports to the Compensation Committee any finding that a risk related to the company’s compensation structure may exist, as well as any factors which may mitigate the risk posed by the particular compensation policy or practice. The company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the company.

Committees of Our Board

Our Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

Executive Committee

The Executive Committee currently consists of Messrs. Bruce C. Gottwald (Chairman), Thomas E. Gottwald and Rogers. During 2011, the Executive Committee did not meet. The Executive Committee exercises all of the powers of our Board of Directors in the management of the ordinary business of our company when our Board of Directors is not in session.

Audit Committee

Messrs. Walker (Chairman), Gambill and Hanley and Ms. Cothran currently serve on the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. During 2011, the Audit Committee met on five occasions. The primary function of the Audit Committee is to assist our Board of Directors in discharging its oversight responsibilities relating to our accounting, reporting, including our internal control over financial reporting, and financial practices by monitoring:

(1)	these practices, generally,

(2)	the integrity of the financial statements and other financial information provided by us to any governmental body or the public,

(3)	our compliance with legal and regulatory requirements,

(4)	our independent registered public accounting firm’s qualifications and independence and

(5)	the performance of our independent registered public accounting firm and internal audit function.

The Audit Committee also reviews and discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s policies with respect to risk assessment and risk management. Additionally, the Audit Committee approves the engagement of our independent registered public accounting firm, subject to shareholder ratification. For a further description of the Audit Committee’s specific responsibilities, see the Audit Committee’s charter. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has determined that each of the members of the Audit Committee is “independent,” as that term is defined under the enhanced independence standards for Audit Committee members in the Securities Exchange Act of 1934 (the Exchange Act) and the rules thereunder, as incorporated into the listing standards of the New York Stock Exchange, and in accordance with our Audit Committee charter. Our Board of Directors has also determined that each of the members of the Audit Committee is an “Audit Committee financial expert,” as that term is defined under Securities and Exchange Commission rules. Our Board has further determined that each of the members of the Audit Committee is financially literate and that each of the members of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Compensation Committee

Messrs. Rogers (Chairman), Hanley and Walker and Ms. Cothran currently serve on the Compensation Committee. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. During 2011, the Compensation Committee met on five occasions. This committee approves the compensation of our directors, management-level employees and, together with all of our independent directors, approves the compensation of our Chief Executive Officer. It also approves bonus awards for key executives, certain consultant agreements and initial salaries of new management-level personnel and grants awards under the 2004 Incentive Plan. The committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. The committee has the sole authority to approve the fees and other retention terms of any such consultant or advisor. The committee may form and delegate its authority to subcommittees where appropriate. For a discussion of the objectives and philosophy of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 13.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Hanley (Chairman), Gambill and Rogers and Ms. Cothran. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met on two occasions during 2011. This committee develops and recommends to our Board of Directors appropriate corporate governance guidelines and policies, monitors and evaluates the implementation of these guidelines and policies, identifies individuals qualified to act as directors and recommends director candidates to our Board for nomination by our Board.

Nominating and Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of our Board based on the skills and experience of individual board members as well as the skills and experience of our Board as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs. While the Board of Directors has not adopted a diversity policy, the Nominating and Corporate Governance Committee and the Board believe it is desirable for the Board to be composed of individuals who represent a mix of backgrounds, skills and experience in order to enhance the Board’s deliberations and discussions.

Director Candidate Recommendations and Nominations by Shareholders. The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominating and Corporate Governance Committee through the method described under “—Communications with Our Board” above. In addition, in accordance with our amended bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors so long as that shareholder complies with the procedures set forth in our amended bylaws and summarized in “Shareholder Proposals” beginning on page 31. There are no differences in the manner in which the committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating and Corporate Governance Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Code of Conduct

We have adopted a Code of Conduct, which is available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance, that outlines the principles, policies and laws that are intended to guide our directors, officers and employees (including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer). We maintain several methods for the reporting of violations of our Code of Conduct or other concerns, including a toll-free hotline. We prohibit retaliation of any kind against employees for good faith reports of ethical violations.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Conduct applicable to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting this information on our Internet website.

Availability of Corporate Governance Guidelines, Code of Conduct and Committee Charters

Our Corporate Governance Guidelines, Code of Conduct and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our Internet website at http://www.newmarket.com under Investor Relations, Corporate Governance and in print to any shareholder upon request by contacting our corporate secretary as described in “Certain Matters Relating to Proxy Materials and Annual Reports — Notice of Internet Availability of Proxy Materials” on page 32.

Compensation of Directors

Our Board determines the form and amount of compensation for our non-employee directors based on the recommendation of the Compensation Committee, which conducts an annual review of compensation for our non-employee directors. As part of its review, the Compensation Committee considers whether a director’s independence will be jeopardized (1) if director compensation and perquisites exceed customary levels, (2) if our company makes charitable contributions to organizations with which a director is affiliated or (3) if our company enters into contracts with, or provides other indirect forms of compensation to, a director or organization with which a director is affiliated.

The following table and related footnotes present information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2011 and information relating to Mr. Thomas E. Gottwald’s retirement benefit as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)

Phyllis L. Cothran	$64,500	$19,973	$0	$9,471	$0	$93,944

Mark M. Gambill	57,000	19,973	0	—	0	76,973

Bruce C. Gottwald	188,750	19,973	0	13,065	0	221,788

Patrick D. Hanley	69,500	19,973	0	—	0	89,473

James E. Rogers	57,625	19,973	0	—	0	77,598

Charles B. Walker	67,750	19,973	0	14,897	0	102,620

(1)	Represents the aggregate grant date fair market value of the 117 shares of NewMarket common stock awarded to each non-employee director under the terms of our 2004 Incentive Plan, computed in accordance with FASB ASC Topic 718. For a description of this plan, see “— NewMarket Corporation 2004 Incentive Compensation and Stock Plan” below.
(2)	Represents the aggregate change in the actuarial present value from January 1, 2011 to December 31, 2011 of the retirement benefits described under “Directors’ Retirement Benefits” below for eligible directors. The current actuarial present value of this benefit for Mr. Thomas E. Gottwald is zero based on his actuarial life expectancy and assumed board retirement age. Messrs. Gambill, Hanley and Rogers are not eligible for this benefit.

Non-Employee Directors’ Fees

During 2011, we paid each of our non-employee directors (a) $1,500 for attendance at each board meeting and (b) $1,500 for attendance at each meeting of a committee of our Board of Directors of which he or she is a member. In addition, we paid each the following quarterly retainers: (a) $7,500 to our non-employee directors for each of the first three quarters and $10,000 for the fourth quarter; (b) $35,000 to our Chairman of the Board for each of the first three quarters and $43,750 for the fourth quarter; (c) $1,250 to each member of our Audit Committee and $2,500 to the Chairman of our Audit Committee for each of the first three quarters and $3,750 for the fourth quarter; (d) $1,250 to the Chairman of our Compensation Committee for each of the first three quarters and $1,875 for the fourth quarter; and (e) $1,250 to the Chairman of our Nominating and Corporate Governance Committee. Each non-employee director was eligible for an annual stock grant of approximately $20,000 based on the formula set forth below under the heading “—NewMarket Corporation 2004 Incentive Compensation and Stock Plan.” We do not pay retainer or attendance fees to employee members of our Board of Directors for their service on our Board or its committees.

Directors’ Retirement Benefits

Any director who was elected to our Board on or before February 23, 1995 and who retires from our Board will receive $12,000 per year for life after age 60. The $12,000 is payable in quarterly installments. The retirement payments to former directors may be discontinued under certain circumstances. Of our current directors, Messrs. Bruce C. Gottwald, Thomas E. Gottwald and Charles B. Walker, and Ms. Phyllis L. Cothran are eligible for this benefit upon their retirement after age 60.

NewMarket Corporation 2004 Incentive Compensation and Stock Plan

Under the 2004 Incentive Plan, each non-employee director is awarded on each July 1 that number of whole shares of NewMarket common stock that, when multiplied by the closing price of NewMarket common stock on the immediately preceding business day, equal as nearly as possible but do not exceed $20,000 ($30,000 beginning with awards on July 1, 2012). The shares of NewMarket common stock awarded under the 2004 Incentive Plan are nonforfeitable and the recipient directors immediately and fully vest in the NewMarket common stock issued under 2004 Incentive Plan. Subject only to the limitations on transfer as may be specified by applicable securities laws, directors may sell their shares acquired pursuant to the 2004 Incentive Plan at any time.

Certain Relationships and Related Transactions

Thomas E. Gottwald, President, Chief Executive Officer and director of our company, is a son of Bruce C. Gottwald, Chairman of the Board of Directors of our company. The members of the family of Bruce C. Gottwald may be deemed to be control persons of our company.

Our policy is to require that any transaction with a related person required to be reported under applicable Securities and Exchange Commission rules be reviewed and approved or ratified by a committee consisting of independent directors. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review related person transactions on a case-by-case basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of the forms required by Section 16(a) of the Exchange Act that we have received, we believe that there has been compliance with all filing requirements applicable to our officers and directors and beneficial owners of greater than 10% of NewMarket common stock.

Stock Ownership

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of January 31, 2012, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class

Common Stock	Bruce C. Gottwald 330 South Fourth Street Richmond, Virginia 23219	1,379,455	(a)	10.29%

	LSV Asset Management 1 N. Wacker Drive Suite 4000 Chicago, Illinois 60606	744,675	(b)	5.56%

	The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	697,604	(c)	5.20%

	Floyd D. Gottwald, Jr. 330 South Fourth Street Richmond, Virginia 23219	687,140	(d)	5.13%

	BlackRock, Inc. 40 East 52nd Street New York, NY	673,099	(e)	5.02%

(a)	As of January 31, 2012, Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 18,731 shares held by his wife and 33,220 shares held in a charitable foundation as to which he disclaims beneficial ownership. This amount does not include an aggregate of 1,353,009 shares (10.09%) of NewMarket common stock beneficially owned by the adult sons of Bruce C. Gottwald or an aggregate of 637,220 shares (4.75%) beneficially owned by three separate trusts of which each of the adult sons of Bruce C. Gottwald and his wife are co-trustees. Bruce C. Gottwald and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of NewMarket common stock.
(b)	Information provided is based solely on Schedule 13G filed on February 9, 2011 by LSV Asset Management, which has sole voting and dispositive power over all 744,765 shares.
(c)	Information provided is based solely on an amendment to Schedules 13G filed on February 10, 2012 by The London Company, which has sole voting and dispositive power over 687,056 shares and shared dispositive power over 10,548 shares.
(d)	Information provided is based solely on an amendment to Schedule 13G filed on February 14, 2012 by Floyd D. Gottwald, Jr., who has sole voting and investment power over all of the shares, except 220 shares held by his wife and 33,220 shares held in a charitable foundation as to which he disclaims beneficial ownership. This amount does not include any shares of NewMarket common stock beneficially owned by the adult sons of Floyd D. Gottwald, Jr. Floyd D. Gottwald, Jr. and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of NewMarket common stock.
(e)	Information provided is based solely on Schedule 13G filed on February 9, 2012 by BlackRock, Inc., which has sole voting and dispositive power over all 673,099 shares.

Directors and Executive Officers

The following table sets forth as of January 31, 2012, the beneficial ownership of NewMarket common stock by all of our directors, our Chief Executive Officer and our other executive officers listed under “Compensation of Executive Officers” on page 21 and all of our directors and current executive officers as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power		Number of Shares with Shared Voting and Investment Power		Total Number of Shares	Percent of Class (1)

Phyllis L. Cothran	4,335		—		4,335

Steven M. Edmonds	4,282		—		4,282

David A. Fiorenza	4,918		—		4,918

Mark M. Gambill	643		276	(2)	919

Bruce C. Gottwald	1,327,504	(3)	51,951	(4)	1,379,455	10.29%

Thomas E. Gottwald	516,824	(5)	31,213	(6)	548,037	4.09%

Patrick D. Hanley	2,796		1,000	(7)	3,796

Bruce R. Hazelgrove, III	21,176	(8)	1,074	(9)	22,250

C. S. Warren Huang	3,926		—		3,926

James E. Rogers	4,550		—		4,550

Charles B. Walker	15,366		—		15,366

Directors and executive officers as a group (14 persons)	1,919,826		85,514		2,005,340	14.96%

(1)	Except as indicated, each person or group owns less than 1% of NewMarket common stock.
(2)	Such shares are owned jointly by Mr. Gambill and his wife.
(3)	100,000 of such shares serve as collateral for a line of credit.
(4)	Mr. Bruce C. Gottwald disclaims beneficial ownership of all 51,951 of such shares.
(5)	50,601 of such shares serve as collateral for a line of credit.
(6)	Mr. Thomas E. Gottwald disclaims beneficial ownership of all 31,213 of such shares.
(7)	Such shares are owned jointly by Mr. Hanley and his wife.
(8)	400 of such shares are held in a margin account.
(9)	Mr. Hazelgrove disclaims beneficial ownership of all 1,074 of such shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

2011 Business Highlights

Our 2011 operations generated strong results with increased net sales and improved operating profit in every major world region. Our financial results were reflected in our executive compensation program. Our 2011 business highlights include:

•	The company attained record volumes and record operating profit of $340.6 million.

•	Safety performance continues to rank among the best in the industry.

•

Total shareholder return (TSR) for our 1-, 3- and 5-year periods ending December 31, 2011 was 62.8%, 80.9%, and 29.2%, respectively, which compares favorably to TSR for other companies in our industry. The TSR for the companies in the S&P Specialty Chemicals Index for the same periods was 2.6%, 20.8%, and 6.9%.

2011 Compensation Decisions

Highlights of our 2011 executive compensation program include:

•

We awarded our officers discretionary cash bonuses for 2011 tied to the company’s performance with respect to operating profit and the achievement of our corporate and the executives’ individual goals.

•	We granted modest stock-based awards to our named executives designed to align the executives’ interests with those of our shareholders. The executives must hold the shares for at least one year.

•

Our executive compensation program continues to reflect good corporate governance practices. We have not entered into long-term employment agreements or change in control agreements with any of our named executive officers, do not provide our named executives with significant perquisites of any kind, and do not gross-up any of our named executives for taxes on any compensatory payments they may receive.

Compensation Philosophy and Objectives

Our executive compensation philosophy is to create a long-term direct relationship between pay and our performance. Our executive compensation program is designed to provide a balanced total compensation package over the executive’s career with our company. The compensation program objectives are to attract, motivate and retain the qualified executives that help ensure our future success, to provide incentives for increasing our profits by awarding executives when individual and corporate goals are achieved and to align the interests of executives and long-term shareholders. The compensation package of our named executive officers consists of four main elements:

1.	base salary for our executives that is competitive relative to the market, and that reflects individual performance, retention and other relevant considerations;

2.	discretionary annual bonus awards payable in cash and tied to the satisfaction of corporate and individual objectives;

3.	equity-based grants intended to achieve unity of interest between executives and shareholders; and

4.	benefit plans designed to promote long-term employment.

Process for Setting Executive Compensation

The Compensation Committee, referred to as the Committee in this discussion, is responsible for developing and overseeing the implementation of our philosophy with respect to the compensation of executives and for monitoring the implementation and results of the compensation philosophy to ensure compensation remains competitive, creates proper incentives to enhance shareholder value and rewards superior performance. The Committee annually reviews and approves for each named executive officer, and particularly with regard to the Chief Executive Officer, all components of the executive’s compensation. The Committee has the discretion to award annual bonuses to each of the named executives, and reviews and approves the process and factors (including individual and corporate performance measures and actual performance versus such measures) used by the Chief Executive Officer to recommend such awards. Additionally, the Committee reviews and approves the base salary, equity-incentive awards (if any) and any other special or supplemental benefits of the named executive officers. All of our independent directors also approve the Chief Executive Officer’s compensation.

The Chief Executive Officer annually provides the Committee a written evaluation of each named executive officer’s performance, based on the individual performance goals and objectives developed by the Chief Executive Officer at the beginning of the year, as well as other factors. The Chairman of the Board provides a written evaluation for the Chief Executive Officer. These evaluations serve as the bases for the annual bonus recommendations which are submitted to the Committee for each named executive, as described more fully below under “Program Components – Annual Bonus.”

Under its charter, the Committee has the sole authority to retain and terminate one or more compensation consultants or other advisors to assist it with its duties. For 2011, the Committee engaged Frederic W. Cook & Co., Inc. (FWC) as its compensation consultant to advise it on our executive and director compensation programs and to provide it with market compensation data. FWC does not perform any other services for the company, other than the executive and director compensation consulting services it provides to the Committee. FWC provides the Committee comparative market data on compensation practices and programs of the company’s peer group and companies of comparable size. FWC also advised the Committee on the design of the company’s executive stock award program for 2011, as described below under the heading “Program Components – Stock Awards”.

Result of 2011 Say On Pay Vote

In 2011, our shareholders voted on our executive compensation program (the say on pay vote) for the first time and approved it by 97.4%. The Committee considered the very strong shareholder endorsement of the executive compensation program that is currently in place and did not make any specific changes for 2012 based on the vote.

Our Compensation Peer Group

With the assistance of FWC, the Committee selected a compensation peer group of companies similar to us in size or business. The peer group is used to compare executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have businesses that compete with us for executive talent. The Committee reviews the peer group compensation data prepared by FWC to ensure that our executive compensation program is competitive.

The following 12 companies comprise the peer group used in connection with 2011 compensation:

Albemarle Corporation	Innospec	A. Schulman, Inc.
Arch Chemicals, Inc.	Lubrizol	Sensient Technologies Corp.
Compass Minerals Group, Inc.	Minerals Technologies Inc.	Stepan Company
Fuller	OM Group, Inc.	Tredegar Corporation

Program Components

Our executive compensation program consists of the following elements:

Base Salary

Our base salary structure is designed to encourage internal growth, attract and retain new talent, and reward strong leadership that will sustain our growth and profitability. The base salary for each named executive officer reflects our past and current operating profits, the named executive officer’s individual contribution to our success throughout his career, internal pay equity and market data regarding comparable positions within our peer group and, in a limited capacity (as described below), market survey companies. In determining and setting base salary, the Committee considers all of these factors, though it does not assign specific weights to any factor. The Committee generally reviews the base salary for each named executive officer on an annual basis.

For each of our named executive officers, we review base salary data for comparable executive positions in our peer group to ensure that the base salary rate for each executive is competitive relative to the market. In general, for most of our executives, we regard a base salary rate that is near the 50th percentile (median) of the peer group base salary data as appropriately competitive, and have historically found that maintaining salaries within a 15% range of that percentile allows us to retain our existing executives and hire the desired caliber of new talent when required. However, we do not automatically set base salary rates at any particular percentile or range of the peer group data, and we may pay a salary that is significantly higher or lower than the median base salary level if we deem it appropriate under the circumstances.

For 2011, three of our named executive officers – Messrs. Fiorenza, Hazelgrove and Huang – received merit based salary increases of 3%, 5% and 5% respectively. These salary increases generally fell within the 2011 merit increase guidelines for rewarding performance based upon the accomplishment of the corporate and individual performance goals established for each executive at the beginning of the year. Messrs. Gottwald and Edmonds received 2011 salary increases of 7% and 11% respectively, which included both a merit based component consistent with the size of the merit increase for the previous three named executives, as well as a component designed to bring these executives’ salaries closer to the peer group median for their positions as reported in the peer group compensation data we reviewed. For 2011, the base salaries of all our named executive officers, other than Mr. Huang, were slightly below the 50th percentile base salary level for comparable executive positions in our peer group. Mr. Huang’s base salary is slightly above the market 75th percentile which is a result of a one-time adjustment to Mr. Huang’s salary last year. In 2010, the Compensation Committee determined that paying Mr. Huang a base salary higher than the market was appropriate, given Mr. Huang’s strong individual performance and his position as president of Afton Chemical Corporation (Afton) – the company’s primary operating subsidiary. As president of Afton, Mr. Huang performs a function for the company that is similar to the function performed by the chief operating officer at other companies in our peer group. The Committee continues to support Mr. Huang’s base salary position as it compares to the market.

The market data reviewed for purposes of determining the competitiveness of Mr. Huang’s compensation for 2011 was based on the peer group compensation data described above, supplemented by compensation data derived from an average of two national general industry surveys. We supplemented the peer group data with the blended survey data in Mr. Huang’s case in order to obtain a fuller picture of market competitive compensation levels for Mr. Huang for 2011, since peer group compensation data for a position equivalent to Mr. Huang’s, i.e., the president of a primary operating subsidiary, was limited. (Blended market survey data was also obtained for the other named executives, but was used by the Committee only to obtain a general understanding of current compensation practices in the industry, not as a reference point for setting compensation for any executive other than Mr. Huang.)

Annual Bonus

The objectives of our Management Bonus Plan (the Bonus Plan) are to encourage and reward our employees, including the named executive officers, who contribute to and participate in our success by their invention, ability, industry, leadership, loyalty or exceptional service and to recruit additional executives who will contribute to that success.

Each of our named executive officers is eligible for consideration for an annual cash award under the Bonus Plan. The Chief Executive Officer makes recommendations regarding bonus awards for the named executive officers and the Chairman of the Board provides the bonus recommendation for the Chief Executive Officer. However, the Committee has

sole and final authority and discretion in designating to whom awards are made, the size of the award, if any, and its terms and conditions. The bonus recommendation for each of the named executive officers depends on a number of factors, including (i) the overall size of the bonus pool for the year, (ii) the satisfaction of certain individual and corporate performance measures, and (iii) other factors, such as the executive’s total cash compensation in relation to the total cash compensation for similarly situated executives in the company’s peer group and individual performance of the executive. How these factors influence the bonus recommendations is discussed in further detail below.

Bonus Pool

Since the Bonus Plan’s inception, we have used operating profit as the financial indicator from which to create the bonus pool. The Committee believes that operating profit effectively represents the quality and quantity of corporate performance for determining whether bonuses should be given in the existing environment. The annual bonus pool is calculated as a percentage of operating profit before the bonus expense and less profit realized from nonrecurring items.

The percentage of operating profit used to fund the bonus pool is determined on an annual basis and may change from year to year. The company’s internal compensation team, led by the Vice President – Corporate Resources, initially develops a preliminary percentage based on projected operating profit for the year through its annual budgeting and planning process. The final percentage is recommended to the Committee by the Chief Executive Officer and is considered and approved by the Committee after the fiscal year has ended and before bonuses are paid. Equity awards (if any) are funded from the same bonus pool as the cash bonuses. The actual cash bonuses and equity awards paid for any given fiscal year must approximate the bonus pool that is approved for the year.

For 2011, the Chief Executive Officer recommended and the Committee approved a bonus pool equal to 3% of operating profit. The value of the stock awards granted in 2011 to all eligible employees, including to our named executive officers as discussed below under “Stock Awards,” was equal to approximately 1% of operating profit. The remaining bonus pool (approximately 2% of operating profit) was reserved for payment of the annual cash bonuses to all eligible employees, including our named executive officers, for 2011.

Measuring Individual Performance and Corporate Performance

For 2011, formal target, minimum and maximum bonus opportunities were not established for the executive officers. When determining the bonus amount, the Chief Executive Officer (with respect to the bonuses payable to the named executives other than the Chief Executive Officer) and the Chairman of the Board (with respect to the bonus payable to the Chief Executive Officer) consider a variety of factors including internal pay equity, prior bonus payouts as compared to company and individual performance, the size of the bonus pool, market data regarding comparable positions within peer group and in the case of Mr. Huang, market survey companies. Based on these factors, for budgeting and planning purposes, it was expected that the bonus amount would be in the range of 60% to 100% of the executives’ base salary and would not vary significantly from prior year payouts. However, this range was never formalized, nor was the Committee bound to this range, and could have paid a bonus below or in excess of this range if it determined that was appropriate.

Each named executive is evaluated based on corporate and individual performance measures. For executive-level employees (including the named executives), corporate performance measures are weighted more heavily than individual performance measures. This practice ensures that managers who have the most influence over corporate results receive awards that are primarily based on corporate results. For 2011, approximately 80% of each named executive’s bonus amount was based on the company’s performance with respect to certain corporate performance measures and approximately 20% was based on the satisfaction of certain individual performance goals.

The principal corporate performance measures which the Chief Executive Officer proposed to the Committee and which the Committee considered in determining the 2011 bonuses payable to the named executive officers were:

•	An increase in earnings from continuing operations, excluding gains from special nonrecurring items.

•	The company’s safety performance rating ranked among the best in the industry.

At the beginning of each year, senior management (including the named executive officers) establishes individual goals and objectives for the upcoming year. The goals and objectives are reviewed by the Chief Executive Officer. After the end of each year, each named executive officer receives an annual performance review and is rated on a scale from “Does Not Meet Expectations” to “Exceeds Expectations”. The bonus payout for a named executive officer may be raised or lowered depending on the executive’s performance rating and any other individual performance factors which the Committee, taking into account the recommendations of the Chief Executive Officer, deems relevant.

The individual goals for the named executives are both qualitative and quantitative in nature and cover a broad array of performance measures for each executive. Examples of the individual performance goals established for each of the named executive officers for 2011 were as follows:

Mr. Gottwald: Meet annual operating plan profit and volume targets for the company and various subsidiaries; increase shareholder value; develop succession plans for senior management personnel; improve the company’s safety and environmental performance; evaluate the company’s capital structure and balance this with the outlook for acquisitions and business performance.

Mr. Huang: Meet established 2011 budget projections (i.e. volume, gross profit, and operating profit); continue to improve Afton’s health, safety and environmental performance; build Afton’s global infrastructure in accordance with the long term strategy; streamline Afton’s business processes; grow the company’s geographic footprint and strategically expand product portfolio.

Mr. Hazelgrove: Develop plans for organizational structure within the company and its subsidiaries; review the company’s information technology platforms and globalize information technology as appropriate; build global HR organization to support the needs of the growing business; provide support in the development and evolution of the senior management team; work with department leadership to develop talent/succession plans for global organizations; focus on safety, customer service and cost in the delivery of general services.

Mr. Fiorenza: Direct the company’s acquisition activities; implement enhancements to the comprehensive internal audit function that identifies and manages NewMarket’s risks; implement corporate governance programs across all functions; increase process efficiencies within the company’s Treasury group.

Mr. Edmonds: Promote business and legal ethics practices among NewMarket employees; manage litigation activity and contain expenses for legal services; update and implement company-wide legal and ethics training in an electronic learning format; provide counsel in merger and acquisition activity; evaluate patent strategy and implementation to ensure maximum protection of company’s intellectual property.

For 2011, the Chief Executive Officer determined that Mr. Fiorenza met his individual performance objectives, while Mr. Huang, Mr. Hazelgrove and Mr. Edmonds performed above expectations. The Chairman of the Board determined that Mr. Gottwald met his individual performance objectives.

Other Factors

The Chief Executive Officer arrives at an initial recommended bonus amount for each of the named executive officers, other than himself, based on an examination of the individual and corporate performance factors described above. Subject to the overall size of the bonus pool, the Chief Executive Officer then may propose adjustments to the initial bonus amounts based on any factors he deems relevant, including (a) the executive’s position and responsibilities, (b) the relationship between (i) the cash compensation levels payable to the executive and (ii) the total cash compensation amounts paid to similarly situated executives in the company’s peer group or market survey data and (c) individual performance of the executive. The Chief Executive Officer then presents and recommends these adjusted amounts to the Committee for approval. The Chairman of the Board goes through a similar process with respect to determining the bonus recommendation for our Chief Executive Officer.

For 2011, based on the process described above, the final recommended bonus amounts for each of the named executives as a percentage of each executive’s 2011 base salary were as follows: Mr. Gottwald, 85%; Mr. Fiorenza, 66%; Mr. Huang, 87%; Mr. Edmonds, 102%; and Mr. Hazelgrove, 97%. The bonus recommendations for Messrs. Gottwald,

Fiorenza, Huang and Hazelgrove reflected the company’s strong corporate performance in 2011 as well as the fact that each of these executives met or exceeded expectations with respect to their individual performance goals. The bonus for Mr. Edmonds reflected, in addition to these factors, Mr. Edmonds’ exceptional performance on key projects in 2011, including the successful resolution of a material litigation matter involving the company.

The recommended bonus payments for each named executive officer other than Mr. Huang placed each executive’s total cash compensation for 2011 from below to slightly above the market median for total cash compensation for comparable positions in our peer group, and in Mr. Huang’s case placed his total cash compensation for 2011 slightly above the 75th percentile for total cash compensation in the blended market survey data. Mr. Huang’s total cash compensation for 2011 was significantly higher than the market median for his position for the same reasons discussed above under “Base Salary.”

Committee Approval

In reaching its determination regarding whether to pay an annual bonus and the amount of such bonus, if any, the Committee considers the bonus recommendations of the Chief Executive Officer (with respect to the bonuses payable to the named executives other than Mr. Gottwald) and the Chairman of the Board (with respect to the bonus payable to Mr. Gottwald) and the process and factors used by them in arriving at the bonus recommendations as described above. The Committee uses these recommendations as guidelines to determine the bonus payments to the named executives, but may raise or lower the recommended bonus amounts for any executive. The final determination of the bonus amounts payable to each of the named executives is in all cases made by the Committee in its sole discretion.

For 2011, the Committee determined that the process the Chief Executive Officer and the Chairman of the Board used to recommend bonus amounts for each of the named executive officers for 2011 was reasonable and that the proposed amounts of the 2011 bonuses were appropriate. The Committee determined in its discretion to pay bonus amounts to the named executives equal in each case to the recommended amounts, and did not make any further discretionary adjustments to these amounts.

Stock Awards

We encourage, but do not insist on, executive ownership of NewMarket common stock. Methods of supporting ownership include the 2004 Incentive Plan and the company sponsored Savings Plan, which is discussed under “Retirement Benefits” below.

On August 15, 2011, we granted stock awards to our named executive officers under the 2004 Incentive Plan, as reported in the Grants of Plan Based Awards Table below. The stock awards were immediately vested but may not be transferred by the executives (other than shares withheld to pay applicable withholding taxes) until August 15, 2012. The Committee recognizes the importance of having a portion of the named executive officers’ compensation be paid in the form of equity, to help align the executives’ interests with the interests of the company’s shareholders. These stock grants are designed to achieve that objective, as well as recognize and reward the executives for their contributions toward the company’s long-term success. Our stock award program is relatively modest compared to the size of equity-based incentive awards granted to comparably situated executives in our peer group. The size of the stock award for each named executive officer generally reflects the scope of the duties and responsibilities associated with each named executive officer’s position in the company; for this reason, Mr. Gottwald and Mr. Huang received larger stock grants than Messrs. Edmonds, Fiorenza and Hazelgrove. The stock grant still positions our named executives below the 50th percentile of total direct compensation when compared to peer group. To this point, the Committee has chosen to emphasize the annual cash-based bonus award program over a stock program because it believes the discretionary nature of the cash-based bonus program gives it the needed flexibility to factor in and reward the attainment of longer-term goals for the company and the executives, as the Committee deems appropriate.

We have not timed nor do we plan to time our release of material non-public information for the purpose of affecting the value of executive compensation.

Retirement Benefits

We offer a number of retirement-related plans to provide security for current and future needs of our employees, including our named executive officers and their families. We believe that our benefit plans further our goals of attracting and retaining highly-qualified named executive officers. Our retention programs create management stability and solidify alignment of interest between the named executive officers and our long-term shareholders.

Pension Plan. We maintain a tax-qualified, defined benefit pension plan, which we refer to in this proxy statement as the Pension Plan, aimed at allowing employees, including the named executive officers, to retire comfortably at age 65. The Pension Plan is a final average pay plan based on an average of the participant’s three consecutive highest-paid years in the ten year period preceding retirement. Benefits are paid on a monthly basis according to the participant’s elected form of payment.

Savings Plan. In addition to the Pension Plan, we maintain a tax-qualified savings plan, which we refer to in this proxy statement as the Savings Plan, designed to provide employees, including the named executive officers, with a tax-effective method for saving for a comfortable retirement. We contribute 50% of the first 10% of base pay that the participant contributes to the Savings Plan in the form of NewMarket common stock. The participant’s contribution is 100% vested at all times, while company contributions vest incrementally until five years of service, when they become fully vested.

Based on research we conducted in 2010 with Towers Watson, our actuarial consulting firm, we believe that the retirement benefits provided to our named executive officers under our pension and savings plans are reasonable and competitive compared to benefit plans maintained by other peer group companies.

Excess Benefit Plan. Because the Internal Revenue Code places limitations on the contributions highly-paid employees, such as the named executive officers, can make to the Pension Plan and the Savings Plan, we also provide an excess benefit plan, which we refer to in this proxy statement as the Excess Benefit Plan, to which we credit additional amounts for each participant such that the participant receives the benefits that would have been received but would otherwise exceed Internal Revenue Code limitations. A participant does not become eligible to receive payments under the Excess Benefit Plan unless employment terminates at a time or as a result of an event that would have caused the benefits to vest under the Pension Plan. All benefits under the Excess Benefit Plan are paid out of our general assets.

Agreements with Executive Officers

We currently do not have employment agreements or change in control agreements with any of our executive officers.

Other Policies

Our annual bonus and stock programs are not designed to qualify for the performance-based compensation deduction under Internal Revenue Code Section 162(m), because the Committee believes that having discretionary programs allows it greater flexibility to achieve the current objectives of the executive compensation program. The Committee will continue to monitor the impact of Section 162(m) and may alter the design or operation of the annual bonus or stock programs in the future to qualify for the performance-based exception if it feels such changes are appropriate under the circumstances.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James E. Rogers, Chairman
Phyllis L. Cothran
Patrick D. Hanley
Charles B. Walker

February 23, 2012

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to total compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of our company, whom we refer to in this proxy statement as the named executive officers, for the fiscal year ended December 31, 2011.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)

Thomas E. Gottwald	2011	$775,000	$660,000	$99,842	$0	$0	$595,740	$38,750	$2,169,332
President and Chief Executive Officer	2010	725,000	650,000	99,885	0	0	253,596	36,250	1,764,731
	2009	675,000	595,000	0	0	0	276,171	33,750	1,579,921

David A. Fiorenza	2011	$303,050	$200,000	$49,921	$0	$0	$418,841	$15,152	$986,964
Vice President and Chief Financial Officer	2010	294,174	200,000	49,943	0	0	218,944	14,708	777,769
	2009	285,558	190,000	0	0	0	236,008	14,278	725,844

C. S. Warren Huang	2011	$630,000	$550,000	$99,842	$0	$0	$1,190,950	$31,500	$2,502,292
President of Afton Chemical Corporation	2010	600,000	500,000	99,885	0	0	662,201	30,000	1,892,086
	2009	370,725	470,000	0	0	0	594,441	293,536	1,728,702

Steven M. Edmonds	2011	$318,975	$325,000	$49,921	$0	$0	$178,056	$15,949	$887,901
Vice President and General Counsel	2010	301,149	275,000	49,943	0	0	85,348	15,057	726,497
	2009	286,850	225,000	0	0	0	80,957	14,343	607,150

Bruce R. Hazelgrove, III	2011	$309,800	$300,000	$49,921	$0	$0	$192,673	$15,490	$867,884
Vice President- Corporate Resources	2010	295,000	300,000	49,943	0	0	83,397	14,750	743,090
	2009	275,600	275,000	0	0	0	88,956	13,780	653,336

(1)	The amounts in this column represent salaries before compensation reduction payments under the Savings Plan. The Savings Plan is a plan qualified under Section 401 of the Internal Revenue Code.
(2)	Represents the aggregate grant date fair value of the awards made as computed in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair values of the stock are set forth in Note 15 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.
(3)	The amounts indicate the aggregate change in the actuarial present value of each of the named executive officer’s accrued benefit under the Pension Plan and the Excess Benefit Plan, which collectively we refer to in this proxy statement as the pension retirement plans. The primary reason for the increase in value in 2011 compared to the prior periods was due to a change in discount rate discussed below. None of the named executive officers have received above market earnings on any nonqualified deferred compensation plans for any of the years reported in the table. For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65) under the pension retirement plans, (b) a 5.875% discount rate for the measurement period ended December 31, 2009, a 5.875% discount rate for the measurement period ended December 31, 2010 and a 5.000% discount rate for the measurement period ended December 31, 2011, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 19 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2011 and incorporated by reference into this proxy statement.

(4)	The amounts in this column represent our contributions to the Savings Plan and Excess Benefit Plan for each named executive officer. We credited the following amounts under each of the plans listed below to each named executive officer in 2011:

Name	Savings Plan ($)	Excess Benefit Plan ($)	Total ($)

Thomas E. Gottwald	$12,250	$26,500	$38,750

David A. Fiorenza	12,250	2,902	15,152

C. S. Warren Huang	12,250	19,250	31,500

Steven M. Edmonds	12,250	3,699	15,949

Bruce R. Hazelgrove, III	12,250	3,240	15,490

Grants of Plan-Based Awards

The following table sets forth information concerning individual stock grants made during the year ended December 31, 2011 to the Named Executive Officers

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($) (1)

Thomas E. Gottwald	8/15/2011	8/9/2011	630	$99,842

David A. Fiorenza	8/15/2011	8/9/2011	315	49,921

C. S. Warren Huang	8/15/2011	8/9/2011	630	99,842

Steven M. Edmonds	8/15/2011	8/9/2011	315	49,921

Bruce R. Hazelgrove, III	8/15/2011	8/9/2011	315	49,921

(1)	The grant date fair value of the stock awards is computed in accordance with FASB ASC Topic 718. On August 9, 2011 the Compensation Committee of the Board of Directors approved grants of stock awards to the company’s named executive officers. The awards were granted on August 15, 2011 (the Grant Date) pursuant to the company’s 2004 Incentive Compensation and Stock Plan. The number of shares granted was determined by dividing the cash value of each executive officer’s award by the closing price of the stock on the Grant Date. Any fractional shares were disregarded. The company also retained and withheld shares of stock from each award to satisfy minimum statutory tax obligations for each executive officer. The stock vested immediately on the Grant Date and may not be sold or otherwise transferred until August 15, 2012.

Outstanding Equity Awards at Fiscal Year-End

There were no unexercised stock options, other equity awards such as SARs or similar awards, nonvested stock (including restricted stock, restricted stock units or other similar awards) or other equity incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2011.

Option Exercises and Stock Vested

The following table presents information concerning the number and value of stock awards vested and stock options exercised by the named executive officers during the fiscal year ended December 31, 2011.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1) ($)	Number of shares acquired on vesting (2)(#)	Value realized on vesting (3)

Thomas E. Gottwald	15,000	$2,655,300	630	$99,842
David A. Fiorenza	—	—	315	49,921
C.S. Warren Huang	—	—	630	99,842
Steven M. Edmonds	—	—	315	49,921
Bruce R. Hazelgrove, III	—	—	315	49,921

(1)	The value realized is calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price. The market price is based on the last sales price of our common stock as reported by the NYSE.
(2)	The shares reported here reflect the 2011 stock award we made to our named executive officers and are the same as the shares that are reported above in the Grants of Plan-Based Awards Table. These shares were fully vested on grant. See footnote (1) to Grants of Plan-Based Awards Table above for additional information about these grants.
(3)	The value realized is equal to the number of shares vested, multiplied by the closing market price of the company’s common stock on the vesting date.

Pension Benefits

The following table presents information as of December 31, 2011 concerning each defined benefit plan of our company that provides for payments or other benefits to the named executive officers at, following or in connection with retirement:

		Number of Years Credited Service		Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)		($)	($)

Thomas E. Gottwald	Pension Plan Excess Benefit Plan (Pension Plan Component)	20 20	(1) (1)	$285,309 1,486,510	$0 0

David A. Fiorenza	Pension Plan Excess Benefit Plan (Pension Plan Component)	38 38		715,799 913,370	0 0

C. S. Warren Huang	Pension Plan Excess Benefit Plan (Pension Plan Component)	32 32		631,860 2,877,232	0 0

Steven M. Edmonds	Pension Plan Excess Benefit Plan (Pension Plan Component)	9 9		288,082 239,653	0 0

Bruce R. Hazelgrove, III	Pension Plan Excess Benefit Plan (Pension Plan Component)	15 15		262,236 270,943	0 0

(1)	As of December 31, 2011, Mr. Thomas Gottwald had 25 years of service with our company and affiliate or predecessor employers, but only 20 years were applicable as credits for service under the Pension Plan and Excess Benefit Plan. Mr. Thomas Gottwald could not apply his full 25 years of service with our company and affiliate or predecessor employers because he had not continuously worked for our company and affiliate or predecessor employers for 25 years. For a period of time, he worked for an entity unrelated to our company and affiliate or predecessor employers.

For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65) under the pension retirement plans, (b) a 5.00% discount rate for the measurement period ended December 31, 2011, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 19 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2011 and incorporated by reference into this proxy statement.

Pension Plan

We maintain the Pension Plan, which is a defined benefit plan that covers, generally, full-time salaried U.S. employees of our company and participating subsidiaries who are not covered by a collective bargaining agreement. We have reserved the right to terminate or amend the Pension Plan at any time, subject to certain restrictions identified in the Pension Plan.

The benefit formula under the Pension Plan is based on the participant’s final-average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of our named executive officers as of December 31, 2011, were: Thomas E. Gottwald, 20; David A. Fiorenza, 38; C. S. Warren Huang, 32; Steven M. Edmonds, 9; and Bruce R. Hazelgrove, III, 15. Benefits under the pension retirement plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits are not subject to reduction for Social Security. On December 31, 2000, we terminated our tax-qualified defined benefit plan for our salaried employees in the United States, which for the purposes of this discussion we refer to as the prior plan, and implemented the Pension Plan with an identical formula on January 1, 2001. For purposes of determining pension benefit service under the Pension Plan, participants receive credit for years of pension benefit service earned under the prior plan; however, their benefits under the Pension Plan are offset by benefits that we paid to them under the prior plan.

Subject to certain limitations, a participant who reaches normal retirement age (65 years of age) receives an annuity for life payable monthly beginning on his normal retirement date (as defined in the Pension Plan) at a monthly allowance equal to the difference between the following:

•	1.1% of his final average pay plus 1.5% of the excess of his final average pay over his covered compensation, multiplied by his number of years of pension benefit service; and

•

the sum of (1) any annual benefit accrued or paid under any other qualified defined benefit plan sponsored or previously maintained by an affiliate of our company or any predecessor employer, (2) any annual benefit accrued under a multi-employer defined benefit plan contributed to by an affiliate of our company on behalf of the participant and (3) the participant’s December 31, 2000 accrued benefit under the prior plan, which we paid out when we terminated the prior plan.

Subject to certain limitations, a participant who retires before his normal retirement date and who has completed 10 years of vesting service and reached age 55 may receive a monthly annuity beginning on his early retirement date (as defined in the Pension Plan). The early retirement annuity is based on the participant’s normal retirement benefit but is reduced actuarially to reflect commencement prior to age 65.

Excess Benefit Plan

The Internal Revenue Code limits the amount of pension benefits companies may pay under federal income tax qualified plans. As a result, our Board of Directors adopted the Excess Benefit Plan, under which we will make additional payments so that a person affected by the Internal Revenue Code limitations will receive the same amount he otherwise would have received under the Pension Plan and the Savings Plan but for the Internal Revenue Code limitations. We have reserved the right to terminate or amend the Excess Benefit Plan at any time.

We maintain the Excess Benefit Plan in the form of a nonqualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under our Pension Plan and Savings Plan and the benefits they would have accrued under those plans but for the maximum benefit and the limit on annual additions and the limitation on compensation that may be recognized under the Internal Revenue Code. The Excess Benefit Plan is divided into two components, a component for excess contributions credited under the Savings Plan formula and a component for excess benefits accrued under the Pension Plan formula. With respect to the Pension Plan component of the Excess Benefit Plan, which we refer to in this proxy statement as the Pension Plan component, the eligible individuals will accrue the amount that they would have accrued under the Pension Plan but for the limitations recognized by the Internal Revenue Code. With respect to the Savings Plan component of the Excess Benefit Plan, which we refer to as the Savings Plan component, the eligible individuals will be credited with the matching contributions that the company would have made to the Savings Plan but for the limitations recognized by the Internal Revenue Code. The Savings Plan component is hypothetically invested phantom shares of NewMarket common stock based on the fair market value at the end of the month in which the amounts are credited. The amounts credited to the Savings Plan component reflect contributions that cannot be made to the Savings Plan because of Internal Revenue Code limitations or are phantom dividends on shares of phantom stock already credited to the participant’s account. Only the Pension Plan component is reported in the Pension Plan table above; the Savings Plan component is reported in the Nonqualified Deferred Compensation Plan table below.

Benefits accrued under the two components of the Excess Benefit Plan are distributed in the following manner: (1) the Pension Plan component is paid in cash (A) with respect to benefits earned prior to January 1, 2005 at the same time and in the same form as benefits are paid to the eligible individuals under the Pension Plan and (B) with respect to benefits earned after December 31, 2004, in an annuity form elected by the participant and (2) the Savings Plan component is paid in cash (a cash amount equal to the fair market value of NewMarket common stock on the date of payment) in a lump sum following termination of employment. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment. The fair market value of NewMarket common stock was $198.11 on December 31, 2011. All benefits under the Excess Benefit Plan vest if the participant is terminated (other than for reasons of fraud and dishonesty) within three years of a change in control of our company (as defined in the Excess Benefit Plan). All of our named executive officers are currently 100% vested in their Excess Benefit Plan benefits.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan component of our Excess Benefit Plan, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified, and the benefit credited to Mr. Huang under the Original Additional Benefit Agreement (described below). For a discussion of our Excess Benefit Plan, see “Pension Benefits—Excess Benefit Plan” on page 24.

	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)	($)	($)	($)	($)

Thomas E. Gottwald	$0	$26,500	$947,905	$0	$2,462,638

David A. Fiorenza	0	2,902	135,127	0	354,173

C. S. Warren Huang	0	19,250	363,937	0	1,530,504	(2)

Steven M. Edmonds	0	3,699	32,065	0	79,621

Bruce R. Hazelgrove, III	0	3,240	11,466	0	25,813

(1)	For further discussion, see footnote 4 under the Summary Compensation Table on pages 21-22.

(2)	For Mr. Huang, $600,000 of his Aggregate Balance is attributable to his Original Additional Benefit Agreement and $930,504 is attributable to his account under the Savings Plan component of our Excess Benefit Plan. On May 1, 2006, we entered into the Original Additional Benefit Agreement with Mr. Huang. Pursuant to the terms of this agreement, commencing on January 1, 2006 and through December 31, 2008, we credited monthly to Mr. Huang an amount equal to 1/12th of $200,000. One hundred percent of the amount credited to Mr. Huang became vested on December 31, 2008. Generally, Mr. Huang will not be eligible to receive this additional benefit, which will be paid in cash, until six months after termination of his employment from our company or our affiliates. In the event that Mr. Huang is dismissed for cause (for fraud, dishonesty or the conviction of, or pleading guilty to, a felony, or embezzlement from our company or an affiliate) or he engages, without the consent of our company, in prohibited conduct within 36 months following the termination of his employment for any reason from our company, he will forfeit his entire interest under the agreement.

Potential Payments Upon Termination or Change in Control

We have not entered into any employment, severance, change-in-control or other contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to any of our named executive officers, at, following, or in connection with any termination of an executive officer’s employment or a change in control of the company other than (i) benefits and payments previously disclosed in the Pension Plan and Nonqualified Deferred Compensation Plan tables above, in which all of our named executive officers are currently 100% vested and which are generally payable on any termination of a named executive officer’s employment; and (ii) employee benefit plans and arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all of our salaried employees.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for NewMarket’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of NewMarket’s consolidated financial statements and the effectiveness of NewMarket’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, NewMarket’s independent registered public accounting firm.

Management represented to the Audit Committee that NewMarket’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PricewaterhouseCoopers LLP that firm’s independence from NewMarket.

Based upon the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NewMarket’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by NewMarket’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence from NewMarket. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, and Tax services, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy. Both the Chief Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Chief Financial Officer or any member of management.

THE AUDIT COMMITTEE

Charles B. Walker, Chairman
Phyllis L. Cothran
Mark M. Gambill
Patrick D. Hanley

February 23, 2012

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to shareholder approval. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP’s principal function is to audit management’s assessment of the effectiveness of NewMarket’s internal control over financial reporting and our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in our quarterly reports.

The Audit Committee and our Board of Directors recommend that you vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Fees Billed by PricewaterhouseCoopers LLP

The following table sets forth the fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP to us for the fiscal years ended December 31, 2011 and 2010:

	2011	2010

Audit Fees	$1,799,500	$1,574,500

Audit-Related Fees	—	—

Tax Fees	605,000	1,029,400

All Other Fees	4,000	154,000

Total fees	$2,408,500	$2,757,900

Audit Fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning. During 2010, this included additional international tax work related to our acquisition of the Polartech companies.

All Other Fees include licensing fees associated with our use of PricewaterhouseCoopers LLP’s on-line information database containing accounting pronouncements and other authoritative guidance. All Other Fees for 2010 also included a charge of $150,000 for an information technology review.

As a part of its deliberations, the Audit Committee has considered whether the provision of services described above under “All Other Fees” is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL 3:

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to periodically seek a non-binding advisory vote from our shareholders to approve the compensation as disclosed in the Compensation Discussion & Analysis (CD&A), tabular disclosures and narrative sections accompanying the tabular disclosures in this proxy statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

The board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy, shareholders are asked to approve the following advisory resolution at the company’s 2012 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of NewMarket Corporation approve, on an advisory basis, the compensation awarded by the company to the named executive officers, as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for the 2012 Annual Meeting of Shareholders as required by the rules of the Securities and Exchange Commission.”

The Compensation Committee and the Board of Directors has created a compensation program designed to attract, motivate and retain the qualified executives that help ensure the company’s future success, to provide incentives for increasing profits by awarding executives when individual and corporate goals are achieved and to align the interests of executives and long-term shareholders.

The Board of Directors urges shareholders to read the CD&A beginning on page 13 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 21 through 26, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

Effect of Proposal

The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding the company’s executive compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address stockholder approval or disapproval remains with the Board of Directors and the Compensation Committee.

The Board of Directors believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of the company and its shareholders.

The Board of Directors values the opinions of the company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors will carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

Our Board of Directors unanimously recommends that you vote “FOR” the non-binding resolution on executive compensation.

PROPOSAL 4:

AMENDMENT TO ARTICLES OF INCORPORATION

Our Board of Directors has adopted, and recommends that the shareholders approve, an amendment to our Articles of Incorporation to remove the requirement that directors be elected by a plurality vote. The amendment consists of removing the phrase in Article III.A.2 of the Articles of Incorporation. The text of the revised Article III.A, marked with the proposed deletion indicated by strike-out, is attached to this proxy statement as Annex B. The amendment also updates a reference to a subsection of the Virginia Stock Corporation Act in Article III.A as marked on Annex B.

Under Virginia law, unless otherwise provided in the Articles of Incorporation or bylaws, directors are elected by a plurality of the votes cast. Currently, Article III.A.2 of our Articles of Incorporation sets forth the voting standard applicable to the election of directors and requires that directors be elected by a plurality vote. Removing the director voting standard from our Articles of Incorporation will allow us to amend our bylaws to change the director voting standard from a plurality standard to a majority vote for uncontested elections.

In plurality voting, the nominees for available directorships who receive the highest favorable votes cast are elected, whether or not such “for” votes constitute a majority of all votes (including those withheld). Conversely, under a majority vote standard, a director nominee is only elected if the number of votes cast “for” the nominee’s election is greater than the number of votes cast “against” that director nominee. Abstentions and broker non-votes are not considered votes cast “for” or “against” the nominee.

The Board of Directors has approved an amendment to Section II, Part 3 of the bylaws of the company, which would become effective upon the effectiveness of this amendment to the Articles of Incorporation. The bylaw amendment provides for a majority vote standard for uncontested director elections, while retaining a plurality vote standard in the event of a contested election (one in which the number of director nominees exceeds the number of directors to be elected).

The bylaw amendment also requires a nominee who already serves as a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors as to whether to accept the tendered resignation or reject it. The Board of Directors will act on and publicly disclose its decision with respect to the tendered resignation and, if such resignation is rejected, the rational behind the decision, no later than 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee recommendation or Board of Director action regarding whether to accept or reject the tendered resignation.

If approved, we will promptly file the amendment to the Articles of Incorporation with the State Corporation Commission of the Commonwealth of Virginia. The amendment will become effective upon the issuance of a certificate of amendment by the State Corporation Commission.

Effect of Proposal

The Board of Directors believe the proposed amendment to the Articles of Incorporation and the adoption of the amendment to the bylaws to adopt majority voting in the election of directors provides a greater level of accountability of directors to shareholders and reflects corporate governance best practice. If the proposed amendment to the Articles of Incorporation becomes effective, the bylaw amendment described above would apply to the election of directors at the annual meeting in 2013. If the shareholders do not approve the amendment to our Articles of Incorporation to remove the requirement for a plurality vote, the amendments to the bylaws will not be implemented.

Our Board of Directors unanimously recommends that you vote “FOR” the approval of amending NewMarket’s Articles of Incorporation.

SHAREHOLDER PROPOSALS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2013 annual meeting of shareholders must present such proposal to our company’s corporate secretary at our principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 13, 2012, in order for the proposal to be considered for inclusion in our proxy statement. We will consider such proposals in accordance with the Securities and Exchange Commission’s rules governing the solicitation of proxies. We anticipate holding the 2013 annual meeting on April 25, 2013.

The NewMarket amended bylaws provide that a NewMarket shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our company’s corporate secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day prior to the first anniversary of the preceding year’s annual meeting, and not earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the 2012 annual meeting is to be held on April 26, 2012, our corporate secretary must receive written notice of a shareholder proposal to be acted upon at the 2013 annual meeting not later than the close of business on January 27, 2013 nor earlier than the close of business on December 28, 2012.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the NewMarket bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in the NewMarket amended bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

We will furnish any shareholder desiring a copy of our amended bylaws without charge by writing to our corporate secretary as described in “Certain Matters Relating to Proxy Materials and Annual Reports — Notice of Internet Availability of Proxy Materials.”

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Notice of Internet Availability of Proxy Materials

If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 16, 2012 by following the instructions provided in the Notice.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The Securities and Exchange Commission rules permit us, with your consent, to deliver a single Notice to any household at which two or more shareholders of record reside at the same address. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record who reside at the same address and receive a single Notice may also request a separate copy of future proxy statements and annual reports by calling 1-800-625-5191 (toll-free).

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements. Requests should be directed to our corporate secretary as described above. A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

DIRECTIONS TO THE ANNUAL MEETING

Virginia Historical Society

422 N. Boulevard

Richmond, Virginia 23221

From Southside, Petersburg, Emporia (I-95)

Take I-95 North. Immediately after crossing the James River Bridge on I-95, take the first exit (74A) onto I-195 (Downtown Expressway). There is a $0.70 toll. Take the Boulevard exit. Proceed on Idlewood Avenue until it intersects with the Boulevard. Turn right on the Boulevard. The Virginia Historical Society is on your left at the corner of Kensington Avenue and Boulevard. Free parking is available in the Virginia Historical Society lot behind the building.

From Washington D.C. and Fredericksburg (I-95)

Take I-95 South/ I-64 East to Exit 78 (Boulevard). Turn right onto Boulevard (heading south). Proceed on Boulevard, crossing over Broad Street, Grace Street, Monument Avenue, and Patterson Avenue. Turn right onto the next street (Kensington Avenue). The Virginia Historical Society is on your left at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

From Charlottesville, Waynesboro, and Staunton (I-64)

Take I-95/ I/64 East to Exit 78 (Boulevard). Turn right onto Boulevard (heading south). Proceed on Boulevard, crossing over Broad Street, Grace Street, Monument Avenue, and Patterson Avenue. Turn right onto the next street (Kensington Avenue). The Virginia Historical Society is on your left at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

From Virginia Beach and Norfolk (I-64)

Take I-64 West. Take exit 78 (the Boulevard). Following signs for the Boulevard, turn left off exit ramp (proceed 0.1 miles). Turn right onto Robin Hood Road and move to the left lane (proceed 0.1 miles). Turn left onto the Boulevard (proceed 1.2 miles). Turn right onto Kensington Avenue. The Virginia Historical Society is at the corner of Kensington Avenue and Boulevard. Free parking in the Virginia Historical Society lot behind the building.

OTHER MATTERS

Our Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their discretion.

Annex A

NEWMARKET CORPORATION

Independence Determination Guidelines

For a director to be deemed “independent,” the Board of Directors of NewMarket Corporation (“NewMarket”) shall affirmatively determine that the director has no material relationship with NewMarket either directly or as a partner, shareholder or officer of an organization that has a relationship with NewMarket. In making this determination, the Board of Directors shall apply the following standards, in which case a director will be deemed not independent:

1.	A director is, or has been within the last three years, an employee of NewMarket, or an immediate family member is, or has been within the last three years, an executive officer, of NewMarket. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.	A director has received or has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from NewMarket (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.	(A) A director or an immediate family member is a current partner of a firm that is NewMarket’s internal or external auditor; (B) a director is a current employee of such a firm; (C) a director has an immediate family member who is a current employee of such a firm and who personally participates in the audit of NewMarket; or (D) a director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on NewMarket’s audit within that time.

4.	A director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of NewMarket’s present executive officers at the same time serves or served on that company’s compensation committee.

5.	A director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, NewMarket for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

Annex B

PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

OF NEWMARKET CORPORATION

If shareholders approve item 4 to amend the company’s Articles of Incorporation, the text indicated by underline will be added, the text indicated by strike-through will be deleted and Article III.A.3 will be renumbered to Article III.A.2.

TEXT OF ARTICLE III.A OF THE ARTICLES OF INCORPORATION:

A. Voting Powers

Except as otherwise required by the Virginia Stock Corporation Act or by the Board of Directors acting in pursuant to subsection ~~C~~ B of Section 13.1-707 of the Virginia Stock Corporation Act (the “VSCA”) (or any successor provision):

(1)	any corporate action by a voting group, except the election of directors, an amendment or restatement of these Articles, a merger, a share exchange, a sale or other disposition of all or substantially all of the Corporation’s property otherwise than in the usual and regular course of business, or the dissolution of the Corporation, shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action at a meeting at which a quorum of the voting group exists;

~~(2)~~	~~directors shall be elected by a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present;~~ and

~~(3)~~ (2)	the vote required to constitute approval of an amendment or restatement of these Articles, a merger, a share exchange, a sale or other disposition of all or substantially all of the Corporation’s property otherwise than in the usual and regular course of business, or the dissolution of the Corporation shall be a majority of all votes entitled to be cast by each voting group entitled to vote on such an action.

B-1

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m, Eastern Time, on April 26, 2012.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/NEU
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4.

+
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Phyllis L. Cothran	☐	☐	02 - Mark M. Gambill	☐	☐	03 - Bruce C. Gottwald	☐	☐

04 - Thomas E. Gottwald	☐	☐	05 - Patrick D. Hanley	☐	☐	06 -James E. Rogers	☐	☐

07 - Charles B. Walker	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2012.	☐	☐	☐	3. Approval, on an advisory basis, of the compensation of the named executive officers of NewMarket Corporation.	☐	☐	☐

	For	Against	Abstain
4. Approval of an amendment to the Articles of Incorporation to remove the requirement of plurality voting for directors.	☐	☐	☐	5. In their discretion, the Proxyholders are authorized to vote upon such other business and matters as may properly come before the Annual Meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NewMarket Corporation

Richmond, Virginia

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 26, 2012

The undersigned hereby appoints Bruce C. Gottwald and James E. Rogers, or either of them, with full power of substitution in each, proxies to vote all shares of the undersigned in NewMarket Corporation, at the annual meeting of shareholders to be held April 26, 2012, and at any and all adjournments or postponements thereof (the “Annual Meeting”):

This Proxy when properly executed will be voted as specified. If no specification is made, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and FOR Proposal 4, and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Items to be voted appear on reverse side.)